UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2009
S1 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-24931	58-2395199

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

705 Westech Drive, Norcross, Georgia	30092

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 923-3500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 15, 2009, the Board of Directors (the “Board”) of S1 Corporation (the “Company”) approved and adopted the Directors’ Deferred Compensation Plan (the “Plan”), a non-qualified deferred compensation plan for non-employee directors of the Company. The Plan is an unfunded plan maintained for the purpose of providing non-employee directors of the Company an opportunity to defer some or all of their cash (both retainer and meeting fees) and equity awards (other than option grants). All amounts deferred shall be 100% vested at all times and such deferred amounts shall be credited with earnings and losses, if any, as if the amounts were invested in shares of Company common stock in order to further align the interests of the participating non-employee directors with that of the Company’s stockholders.
A participant may receive a distribution from the Plan in certain circumstances, including upon a date specified by the participant, separation of service, death, Disability, a Change in Control, or the occurrence of an Unforeseeable Emergency, as those terms are defined in the Plan. Distributions to a participant will be made in a lump sum as of the date specified by the participant, unless distributed earlier or delayed in accordance with the terms of the Plan, with such distributions being made in shares of Company common stock with respect to amounts attributable to deferred equity awards and in cash with respect to amounts attributable to deferred cash earnings.
The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

Exhibit No.	Description
10.1	Directors’ Deferred Compensation Plan, effective as of January 1, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION (Registrant)
By:	/s/ Gregory D. Orenstein
Gregory D. Orenstein
SVP, Chief Legal Officer and Secretary

Date: December 18, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Directors’ Deferred Compensation Plan, effective as of January 1, 2010